Exhibit 99.1

Press Release

Weatherford to Sell Drilling Rigs business in Kuwait, Saudi Arabia and Algeria

BAAR, Switzerland, July 11, 2018 - A subsidiary of Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) has signed a definitive agreement with ADES International Holding Ltd. for the sale of Weatherford’s land drilling rig operations in Algeria, Kuwait and Saudi Arabia as well as two idle land rigs in Iraq, for an aggregate cash purchase price of $287.5 million (the “Transaction”). The Transaction includes 31 land drilling rigs and related drilling contracts, as well as approximately 2,300 employees and contract personnel.

The Transaction is expected to be executed in a series of closings, most of which will be substantially completed in the second half of 2018, subject to regulatory approvals, consents and other customary closing conditions. The purchase price is also subject to a customary post-closing working capital adjustment. Upon closing, Weatherford will use the proceeds to reduce its debt.

“We are pleased to have signed an agreement with ADES, a company that is known for providing high quality and efficient services with an extensive track record of serving leading regional and global oil and gas customers,” said Mark A. McCollum, President and Chief Executive Officer of Weatherford. “ADES is acquiring an efficient fleet of land drilling rigs and a dedicated workforce with more than 60 years of experience in delivering drilling efficiency, operational excellence, and first-class safety. It was very important to us to find a buyer who will continue to provide the same level of service quality, safety and dedication to customers in this region.”

Commenting on the Transaction, Dr. Mohamed Farouk, Chief Executive Officer of ADES International Holding, said: “We are truly delighted to have signed this agreement with Weatherford, where its reputation as one of the world’s largest oilfield service companies and its deep-rooted knowledge and experienced professionals in over 90 countries guarantees that this substantial asset and personnel addition will be a net positive for ADES. This landmark Transaction significantly expands ADES’ total fleet and more than doubles its operational fleet, in line with our strategy of executing smart acquisitions, alongside building our backlog and participation in tenders. Similar to our prior acquisitions, ADES is committed to the swift value extraction of its acquired assets utilizing the Company’s focused business model.”

This Transaction is the second in a series of previously announced planned divestitures, designed to maximize Weatherford shareholder value by refocusing the Company’s portfolio on the businesses most closely aligned with its long-term strategy and to reduce its debt. Following this Transaction, Weatherford plans to divest its remaining land drilling rigs through a series of smaller sales in the coming quarters.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 780 locations, including manufacturing, service, research and development, and training facilities and employs approximately 28,700 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

About ADES International Holding

ADES International Holding extends oil and gas drilling and production services through its subsidiaries and is a leading service provider in the Middle East and Africa, offering onshore contract drilling as well as workover and production services. Its over 1,500 employees serve clients including major national oil companies (“NOCs”) such as Saudi Aramco and Sonatrach as well as joint ventures of NOCs with global majors including BP and Eni. While maintaining a superior health, safety and environmental record, the Group currently has a fleet of thirteen jack-up offshore drilling rigs, three onshore drilling rigs, a jack-up barge, and a mobile offshore production unit (“MOPU”), which includes a floating storage and offloading unit.

For more information, visit investors.adihgroup.com.

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including, but not limited to, those related to the sale transactions described in this press release and the use of proceeds therefrom. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

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Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications